EXHIBIT 99.1

Chemours Announces Changes to its Board of Directors

Pamela Fletcher appointed as director; Sandra Phillips Rogers will not stand for reelection

Wilmington, Del., February 16, 2024 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials, today announces two upcoming changes to its Board of Directors. Director Sandra Phillips Rogers has announced her decision not to stand for reelection and will serve out the remainder of her current term. Pamela Fletcher will join the Chemours Board as a director, effective March 1, 2024.

“I want to thank Sandra for her valuable insights and dedicated service to the Board and the shareholders of Chemours. We will all miss her thoughtful contribution,” said Dawn Farrell, Board Chair. “I am pleased to welcome Pam Fletcher to the Board. She is a proven leader with a wealth of experience pairing innovation and sustainability, whose knowledge and experience will be valuable additions to an already diverse group of directors.”

Pamela Fletcher is the former Senior Vice President and Chief Sustainability Officer of Delta Airlines where she accelerated the company’s decarbonization effort through a holistic approach that applied innovation to achieve sustainability gains in both the aviation fleet and ground support fleet. Prior to joining Delta, Fletcher had a stellar career of over 17 years with General Motors Company (GM) where she served as Chief Engineer of the Chevrolet Volt Propulsion System, Executive Chief Engineer for Autonomous and Electrified Vehicles and New Technology, Vice President of GM’s Global Electric Vehicle Programs, and most recently served as Vice President, Global Innovation. Fletcher also previously held positions with McLaren Engines, Inc., Fisher Guide, Inc., and Ford Motor Company. She serves on the Board of Directors and Audit Committee for Lumentum Holdings LLC, and was previously a director of Coherent, Inc.

“On behalf of our Chemours team I want to thank Sandra for her tremendous contribution and extend a very warm welcome to our new Board member, Pam Fletcher,” said Mark Newman, Chemours President and CEO. “Pam’s wealth of experience as an engineer and business leader, her legacy of innovation, and her deep roots in developing sustainable solutions are outstanding additions to an already strong and seasoned Board.”

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products are sold under prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The company has approximately 6,600 employees and 29 manufacturing sites serving approximately 2,900 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

EXHIBIT 99.1

CONTACTS:

INVESTORS

Brandon Ontjes

VP, Financial Planning & Analysis, and Investor Relations

+1.302.773.3300

investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Thom Sueta

Communications Director

+1.302.773.3903

media@chemours.com